Exhibit 99.1

Claymont Steel Commences Tender Offer for its Outstanding

8.875% Senior Notes due 2015

CLAYMONT, DE – July 2, 2008 – Claymont Steel, Inc. (the “Company”) today announced that it has commenced a cash tender offer for any and all of its outstanding 8.875% Senior Notes due 2015 (the “Notes”) upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase dated July 2, 2008 (the “Offer to Purchase”) and the related Letter of Transmittal.

The tender offer will expire at 12:00 midnight, New York City time, on July 30, 2008, (as the same may be extended, the “Expiration Date”). Holders who validly tender their Notes prior to 5:00 p.m., New York City time, on July 16, 2008 (as the same may be extended, the “Early Tender Date”) will be eligible to receive the total consideration of $1,147.50 per $1,000 principal amount of Notes tendered, which includes an early tender payment of $20 per $1,000 principal amount of Notes tendered. Holders who validly tender their Notes after the Early Tender Date but prior to the Expiration Date will be eligible to receive the tender offer consideration of $1,127.50 per $1,000 principal amount of Notes tendered, which equals the total consideration less the early tender payment. Holders will also be paid accrued interest on tendered Notes up to, but not including, the applicable settlement date, as set forth in the Offer to Purchase. The Company has the option to settle Notes validly tendered prior to the Early Tender Date on an early settlement date, as set forth in the Offer to Purchase.

Consummation of the tender offer is subject to the satisfaction or waiver of certain conditions, including but not limited to a financing condition. Consummation of the tender offer is not conditioned upon receipt of any minimum principal amount of the Notes.

Prior to the initiation of the tender offer, the Company obtained consents from holders of a majority in aggregate principal amount of the Notes outstanding to certain amendments to the indenture pursuant to which the Notes were issued. The amendments, which are set forth in a supplemental indenture dated as of July 2, 8008, delete or modify substantially all of the restrictive covenants, as well as certain events of default and related provisions in the indenture. These changes to the indenture are applicable to all holders of Notes, whether or not such holders have given their consent and will become operative upon the early settlement date or, if the Company elects to forego early settlement, on the final settlement date, as set forth in the Offer to Purchase. The only consideration received by the majority holders of the Notes for giving their consent was the agreement by the Company to commence and consummate the tender offer, which is being made to all holders of the Notes.

RBS Greenwich Capital is acting as dealer manager for the tender offer. The information agent and depositary for the tender offer is D.F. King & Co., Inc. Requests for documentation should be directed to at D.F. King & Co., Inc. at (800) 967-7921. Questions regarding the terms of the tender offer should be directed to RBS Greenwich Capital at (203) 618-6145 or (877) 297-9832.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The Offer is being made only pursuant to the Offer to Purchase and the related Letter of Transmittal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements other than historical facts constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in Claymont Steel’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. Claymont Steel undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.